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EXHIBIT 3.15

CERTIFICATE OF INCORPORATION

OF

CURATIVE PHARMACY SERVICES, INC.

        1.     The name of the Corporation is: CURATIVE PHARMACY SERVICES, INC.

        2.     The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

        3.     The Corporation is formed for the following purpose or purposes:

        To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

        4.     The aggregate number of shares which the Corporation shall have authority to issue is Two Hundred (200); all of such shares shall be without par value and classified as Common shares.

        5.     The name and address of the Incorporator Is as follows:

Name	Address
Susan M. Schmidt	c/o Curative Health Services, Inc. 150 Motor Parkway Hauppauge, NY 11788

        6.     The personal liability of all of the directors of the Corporation is hereby eliminated to the fullest extent allowed as provided by the Delaware General Corporation Law, as the same may be supplemented and amended.

        7.     The Corporation is to have perpetual existence.

        8.     The Corporation shall indemnify its officers, directors, employees and agents to the extent permitted by the General Corporation Law of Delaware.

        THE UNDERSIGNED, being the Incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this Certificate, hereby declaring that this is my act and deed and the facts herein stated are true, and accordingly set my hand this 10th day of April, 2003.

/s/ SUSAN M. SCHMIDT Susan M. Schmidt, Incorporator

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CERTIFICATE OF INCORPORATION OF CURATIVE PHARMACY SERVICES, INC.